EXHIBIT 3

CERTAIN INFORMATION ABOUT
THE EXECUTIVE OFFICERS AND DIRECTORS OF SECURITY BENEFIT LIFE INSURANCE COMPANY

Set forth below is certain information with respect to each executive officer and director of Security Benefit Life, including name, present principal occupation or employment, and the name, principal business, and address of any corporation or other organization in which such employment is conducted. Each natural person listed below is a citizen of the United States.

Name	Principal occupation or employment	Business Address
Douglas Wolff – CEO, Chairman of the Board and Director	CEO of Security Benefit Life and related companies	One Security Benefit Place, Topeka, KS 66636
Brian Beckett – CFO and Director	CFO of Security Benefit Life and related companies	One Security Benefit Place, Topeka, KS 66636
Justin F. Carroll, General Counsel and Secretary	General Counsel and Secretary of Security Benefit Life and related companies	One Security Benefit Place, Topeka, KS 66636
Matt Dinkel, Chief Risk Officer	Chief Risk Officer of Security Benefit Life and related companies	One Security Benefit Place, Topeka, KS 66636
Rui Guo, Chief Actuary, Chief Product Officer and Director	Chief Actuary and Chief Product Officer of Security Benefit Life and related companies	One Security Benefit Place, Topeka, KS 66636
John Guyot – Chief Legal Officer and Director	Chief Legal Officer of Security Benefit Life and related companies	One Security Benefit Place, Topeka, KS 66636
Aaron Prieksat, Chief Accounting Officer	Chief Accounting Officer of Security Benefit Life and related companies	One Security Benefit Place, Topeka, KS 66636
Joseph Wittrock - Chief Investment Officer and Director	Chief Investment Officer of Security Benefit Life and related companies	One Security Benefit Place, Topeka, KS 66636
Melinda Lebofsky - Chief Human Resources Officer	Chief Human Resources Officer of Security Benefit Life and related companies	One Security Benefit Place, Topeka, KS 66636